                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No.   )*

                             J.D. EDWARDS & COMPANY
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                  281667 10 5
                                 (CUSIP Number)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

    The information required in the remainder of the cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                      (CONTINUED ON THE FOLLOWING PAGE(S))
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CUSIP No. 281667 10 5                                       Page 2 of 4 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS

      J.D. Edwards & Company Employee Stock Ownership Plan

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                             (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      N/A
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     -0-
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   8,706,040 (1)
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     -0-
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     8,706,040 (1)
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      8,706,040
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)


      N/A
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      9.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)


      EP
--------------------------------------------------------------------------------

(1) See Item 4.

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CUSIP No. 281667 10 5                                             Page 3 of 4


ITEM 1(a) NAME OF ISSUER:

         J.D. Edwards & Company

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         One Technology Way
         Denver, Colorado 80237

ITEM 2(a) NAME OF PERSON FILING:

         J.D. Edwards & Company Employee Stock Ownership Plan

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         One Technology Way
         Denver, Colorado 80237

ITEM 2(c) CITIZENSHIP:

         N/A

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

         Common Stock, par value $0.001

ITEM 2(e) CUSIP NUMBER:

         281667 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A :

         (a) [  ] Broker of Dealer registered under Section 15 of the Act

         (b) [  ]  Bank as defined in Section 3(a)(6) of the Act

         (c) [  ] Insurance Company as defined in section 3(a)(19) of the Act

         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

         (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

         (f) [X] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Benefit Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(ii)(F)

         (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

         (h) [  ] Group, in accordance with Section  240.13d-1(b)(ii)(H)

ITEM 4. OWNERSHIP.

         Those shares allocated to participants' accounts shall be voted by
such participants.   Those shares that remain unallocated shall be voted by the trustees of the J.D. Edwards & Company Employee Stock Ownership Plan.

         (a) Amount Beneficially Owned:

                 8,706,040

         (b) Percent of Class:

                 9.2%
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CUSIP No. 281667 10 5                                             Page 4 of 4

         (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote:

                          -0-

                 (ii)  shared power to vote or direct the vote:

                          8,706,404

                 (iii) sole power to dispose or to direct the disposition of:

                          -0-

                 (iv)  shared power to dispose or to direct the disposition of:

                          8,706,040

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS.

         N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10. CERTIFICATION

         N/A

Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 1998
--------------------------------------
Date

By:  /s/  Richard E. Allen
--------------------------------------
Name:    Richard E. Allen
Title: Senior Vice President, Finance and Administration and Chief Financial Officer Co-trustee of the J.D. Edwards & Company Employee Stock Ownership Plan